Exhibit 99.1

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENTS OF INCOME

On June 29, 2017, PolyOne Corporation (PolyOne, the Company or we) entered into an agreement to sell its Designed Structures and Solutions business (the DSS Business) to an affiliate of Arsenal Capital Partners, NLIN Plastics, LLC (Arsenal). On July 19, 2017, we completed the divestment of the DSS Business pursuant to the agreement for a purchase price of $115.0 million, subject to a working capital adjustment.

The unaudited pro forma condensed combined statements of income are based upon the historical financial statements of PolyOne, adjusted to reflect the divestment of the DSS Business. The following unaudited pro forma condensed combined statements of income of the Company should be read in conjunction with the related notes and with the historical consolidated statements of income of the Company and the related notes included in its Annual Report on Form 10-K for the year ended December 31, 2016 (2016 10-K). The unaudited pro forma condensed combined statements of income for the years ended December 31, 2016, 2015 and 2014, respectively, give effect to the divestment as if it had occurred at the beginning of each period presented. The pro forma adjustments, described in Note 2, are based on the best available information and certain assumptions that the Company’s management believes to be reasonable.

The unaudited pro forma condensed combined statements of income are provided for illustrative purposes only and are not necessarily indicative of the operating results that would have occurred had the divestment of the DSS Business closed at the beginning of each period presented. The adjustments and pro forma balances presented may be impacted by rounding. Refer to the Company’s Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2017 for the condensed consolidated statements of income for the six months ended June 30, 2017 and the balance sheet as of June 30, 2017 that reflected the DSS Business as a discontinued operation.

PolyOne Corporation
Unaudited Pro Forma Condensed Combined Statement of Income
Year Ended December 31, 2016
(In millions, except per share data)

	Reported	Pro Forma Adjustments Note 2 (a)		Pro Forma
Sales	$3,339.8	$(401.7)		$2,938.1
Cost of sales	2,633.6	(372.6)		2,261.0
Gross margin	706.2	(29.1)		677.1
Selling and administrative expense	424.3	(33.5)		390.8
Operating income	281.9	4.4		286.3
Interest expense, net	(59.8)	0.1		(59.7)
Debt extinguishment costs	(0.4)	—		(0.4)
Other income, net	0.6	(0.2)		0.4
Income from continuing operations, before income taxes	222.3	4.3		226.6
Income tax expense	(57.3)	(1.7)	(b)	(59.0)
Income from continuing operations	165.0	2.6		167.6
Net loss attributable to noncontrolling interests	0.2	—		0.2
Net income from continuing operations attributable to PolyOne common shareholders	$165.2	$2.6		$167.8

Earnings per share from continuing operations attributable to PolyOne common shareholders:
Basic	$1.97	$0.03		$2.00
Diluted	$1.95	$0.03		$1.98

Weighted-average number of common shares outstanding:
Basic	83.9			83.9
Diluted	84.6			84.6

See accompanying notes to unaudited pro forma condensed combined statements of income.

PolyOne Corporation
Unaudited Pro Forma Condensed Combined Statement of Income
Year Ended December 31, 2015
(In millions, except per share data)

	Reported	Pro Forma Adjustments Note 2 (a)		Pro Forma
Sales	$3,377.6	$(453.5)		$2,924.1
Cost of sales	2,696.1	(423.5)		2,272.6
Gross margin	681.5	(30.0)		651.5
Selling and administrative expense	430.6	(36.7)		393.9
Operating income	250.9	6.7		257.6
Interest expense, net	(64.1)	0.1		(64.0)
Debt extinguishment costs	(16.4)	—		(16.4)
Other expense, net	(2.7)	(0.5)		(3.2)
Income from continuing operations, before income taxes	167.7	6.3		174.0
Income tax expense	(23.0)	(2.4)	(b)	(25.4)
Income from continuing operations	144.7	3.9		148.6
Net loss attributable to noncontrolling interests	(0.1)	—		(0.1)
Net income from continuing operations attributable to PolyOne common shareholders	$144.6	$3.9		$148.5

Earnings per share from continuing operations attributable to PolyOne common shareholders:
Basic	$1.65	$0.04		$1.69
Diluted	$1.63	$0.04		$1.67

Weighted-average number of common shares outstanding:
Basic	87.8			87.8
Diluted	88.7			88.7

See accompanying notes to unaudited pro forma condensed combined statements of income.

PolyOne Corporation
Unaudited Pro Forma Condensed Combined Statement of Income
Year Ended December 31, 2014
(In millions, except per share data)

	Reported	Pro Forma Adjustments Note 2 (a)		Pro Forma
Sales	$3,835.5	$(617.5)		$3,218.0
Cost of sales	3,127.6	(546.4)		2,581.2
Gross margin	707.9	(71.1)		636.8
Selling and administrative expense	552.8	(66.6)		486.2
Operating income	155.1	(4.5)		150.6
Interest expense, net	(62.2)	0.1		(62.1)
Other expense, net	(4.5)	0.4		(4.1)
Income from continuing operations, before income taxes	88.4	(4.0)		84.4
Income tax expense	(11.2)	1.5	(b)	(9.7)
Income from continuing operations	77.2	(2.5)		74.7
Net loss attributable to noncontrolling interests	0.8	—		0.8
Net income from continuing operations attributable to PolyOne common shareholders	$78.0	$(2.5)		$75.5

Earnings per share from continuing operations attributable to PolyOne common shareholders:
Basic	$0.85	$(0.03)		$0.82
Diluted	$0.83	$(0.03)		$0.81

Weighted-average number of common shares outstanding:
Basic	92.3			92.3
Diluted	93.5			93.5

See accompanying notes to unaudited pro forma condensed combined statements of income.

PolyOne Corporation
Notes to Unaudited Pro Forma Condensed Combined Statements of Income

Note 1: Basis of Presentation
The unaudited pro forma condensed combined statements of income are based on the historical financial information of PolyOne adjusted to give effect to the divestment of the DSS Business.

The unaudited pro forma condensed combined statements of income for the years ended December 31, 2016, 2015 and 2014, respectively, give effect to the divestment as if it had occurred at the beginning of each period presented. The unaudited pro forma condensed combined statements of income are based upon available information and assumptions that the Company believes are reasonable under the circumstances and are prepared to illustrate the estimated effects of the divestment.

The unaudited pro forma condensed combined statements of income have been provided for illustrative purposes only and are not necessarily indicative of the results of operations that would have been achieved had the divestment occurred at the beginning of the periods presented, nor are they necessarily indicative of the Company’s future operating results.

Note 2: Pro Forma Adjustments
The following pro forma adjustments are included in the unaudited pro forma condensed combined statements of income:

(a) Reflects the pro forma adjustments to eliminate the revenues and expenses that are directly attributable to the DSS Business and will not continue after the completion of the divestment.

(b) The tax effect of the pro-forma adjustments was calculated using the blended statutory tax rate of 38.68% for all periods presented.